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                                                                     EXHIBIT 4.3












                             AMENDMENT NO. 1 TO THE

                                KITTY HAWK, INC.

                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN



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                             AMENDMENT NO. 1 TO THE

                                KITTY HAWK, INC.

                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN


         The name of the plan is the KITTY HAWK, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN (the "EMPLOYEE STOCK PURCHASE PLAN"). The Employee Stock Purchase Plan was adopted by the Board of Directors of KITTY HAWK, INC., a Delaware corporation (the "COMPANY"), effective as of September 3, 1996. This Amendment No. 1 to the Employee Stock Purchase Plan (the "AMENDMENT") was adopted by the Board of Directors of the Company on April 14, 1999.

         SECTION 1. The Amendment amends and restates Section 9.1 of the Employee Stock Purchase Plan in its entirety as follows:

9.1 The maximum number of Shares which shall be made available for sale under the Plan shall be five hundred thousand (500,000), subject to adjustment upon changes in capitalization of the Company as provided in Articles XIV and XV.

         SECTION 2. The remaining provisions of the Plan are not modified or changed by this Amendment.

                                    * * * * *


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         IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April 14, 1999 by its duly authorized representative.



                               KITTY HAWK, INC.



                               By: /s/ M. TOM CHRISTOPHER
                                   --------------------------------------------
                               Name: M. Tom Christopher
                               Title: Chairman of the Board and Chief Executive
                                      Officer





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